Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Shareholding

November 25, 2008 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on November 1, 2008 the following Persons Discharging Managerial Responsibility were granted options over American Depository Shares (“ADS”) in the Company pursuant to the Shire Employee Stock Purchase Plan (the “Plan”).  The options are exercisable over the number of ADS’ that may be purchased at the end of a 12 month saving period with the fortnightly savings made.  The option price is the lower of 85% of the fair market value of the Company’s ADS’ on November 1, 2008, being $33.53, and 85% of the fair market value of the Company’s ADS’ on October 31, 2009.   The options are normally exercisable on October 31, 2009.

Name	Fortnightly Savings
Barbara Deptula	$480.76
Anita Graham	$480.76
Sylvie Gregoire	$480.76

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX